Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form F-1 of (i) our report dated March 28, 2001, relating to the financial statements of Telecom Argentina Stet-France Telecom S.A. for the twelve month period ended December 31, 2000 and (ii) our report dated March 7, 2003, relating to the financial statements of Telecom Personal S.A. as of and for the years ended December 31, 2002 and 2001, which appear in such Registration Statement. We also consent to the references to us under the headings “Selected Financial Data” and “Independent Auditors” in such Registration Statement.

Price Waterhouse & Co.

By:	/s/ Juan C. Grassi

Juan C. Grassi Partner

Buenos Aires, Argentina

January 8, 2004